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                                                                       EXHIBIT 5

                               BUCHANAN INGERSOLL
                                   Attorneys
                             500 College Road East
                          Princeton, New Jersey 08540


                                                       April 18, 1997

Bio-Imaging Technologies, Inc.
830 Bear Tavern Road
West Trenton, New Jersey 08628

Gentlemen:

     We have acted as counsel to Bio-Imaging Technologies, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 1,600,000 shares (the "Shares") of the Company's common stock, $0.00025 par value, all of which are to be offered by certain Selling Securityholders as set forth therein.

     In connection with the Registration Statement, we have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that:

     1. The issuance of the Shares, upon proper exercise of the UPOs and Warrants (as such terms are defined in the Registration Statement), as applicable, has been duly and validly authorized; and

     2. The Shares underlying the UPOs and Warrants, when issued, delivered and sold in accordance with the terms of such securities, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

                                           Very truly yours,



                                           /s/BUCHANAN INGERSOLL